Atossa Genetics, Inc.

Proposal for:
Prototype Development
Confidential
PR-10-48
June 30, 2010

Steven C. Quay M.D., Ph.D.
President
Atossa Genetics, Inc
4105 E. Madison St. Suite 320
Seattle, WA 98112
C: 206-419-4873
F: 206-325-6087
steven.c.quay@gmail.com

[GRAPHIC]

Jeff Martinez
Director of Sales & Business Development
HLB, LLC
355 N. Canal St
Chicago, IL 60606
312-454-1116, ext 326
Jmartinez@hlb.com

Goal of Prototype Development

The goal of this proposal is to deliver 20 functional prototypes of the original trigger design and facilitate the fabrication of 10,000 disposables of the original disposable design that has already passed the FDA.  Since the disposable will not be changed in the final design and because of the large quantity being requested a more permanent tool must be developed.  Atossa is responsible for developing this one-to-one relationship with the selected supplier. The estimated cost for the disposables ($114,400) is not part of this proposal.  The disposables kit quote does not include secondary packaging and sterilization since this has not been identified as a requirement to-date.

Phase 1: Prototype Development
This phase outlines the steps needed to have 20 trigger prototypes of the original design developed through the process of urethane cast molding (and cast silicone for the diaphragm). Cost includes all urethane molds and the cost for 20 piece parts. Assembly of trigger Units will be done by HLB.

Notes & Assumptions:
•	Trigger Prototypes will be assembled and checked for proper fit. No performance testing will be done due to lack of performance targets (amount of suction required, etc.)
•	HLB will not modify the existing design (CAD Data). 2D documentation and part fabrication will be based on existing CAD. If modifications are required, it will be quoted separately
•	Disposables are not part of the quote
•	Atossa Genetics will have a direct relationship with the supplier that develops the tooling (PTI) for the disposables

Deliverables:
•	20 Trigger Assemblies (hand assembled Urethane Cast Parts)
•	2D Control drawings (Critical dimensions only)
•	Test plan
•	Test results

Tasks:
1.1 Create 2D control drawings of all parts
1.2 Develop SLA for urethane molding and evaluate (receive client sign-off)
1.3 Support development of the urethane molds
1.4 Develop urethane molds review FAI data
1.5 Assemble and test (fit and basic function) of 1st prototype
1.6 Create Test Document
1.7 Assemble remaining 19 Trigger units
1.8 Test each prototype for suction
1.9 Document suction test results and insights from assembly
1.8 Ship prototypes to Atossa

Projected completion time: 4-6 weeks
Professional Fees: $44,800

Atossa Genetics, Inc – HLB – PR-10-48 (Rev B)
HLB Confidential

PROVISIONS
If the above proposal is accepted, a retainer in the amount of $10,000 is due prior to the start of any work.  This retainer invoice is due upon receipt. All invoices are due within thirty (30) days of issuance date. (Please see Payments/Security Interest clause in our Terms and Conditions.)

This contract is valid for sixty days from date of issue and will be re-quoted, if required, upon expiration. All estimates in this proposal are a result of our best judgment at this point in time. Based upon the developmental nature of this project, we reserve the right to re-quote as the project progresses and our original assumptions are modified. Additional work may be required to complete this project. We will alert you to this possibility. We will progress up to the dollar limits stated in this proposal and then stop until we review the status of the project and Amendments or Change Orders are agreed upon and properly authorized in writing.

This proposal is subject to the Terms and Conditions attached hereto. In the event of any conflict between the terms of these Terms and Conditions and the proposal, the terms of the proposal shall govern.

A written authorization and purchase order are required in order to commence work. Written authorization may be done by letter or a signature on this document. Please fax a signed copy of this proposal or letter and purchase order to us at (312) 454.9019

HLB, LLC Jeff Martinez Director of Sales & Business Development BY: /s/ Jeff Martinez DATE: 7-23-2010	Atossa Genetics, Inc. Steven C. Quay, M.D., Ph.D. President BY: /s/ Steven C. Quay, M.D., Ph.D. DATE: July 22, 2010

Atossa Genetics, Inc – HLB – PR-10-48 (Rev B)
HLB Confidential

Terms and Conditions

1. Services Upon the execution and delivery by Client of the proposal attached hereto and made a part hereof (the “Proposal”), HLB shall perform for Client the services (the “Services”) described in the Proposal and in any Change Orders (as hereinafter defined). The Proposal, these Terms and Conditions and any Change Orders are collectively referred to as the “Agreement.”

2. Compensation [As compensation for the Services, Client shall pay to HLB the amount set forth in the Proposal, as increased or decreased pursuant to any fee adjustments set forth in any Change Orders (the “Fees”). The obligations of HLB pursuant to this Agreement shall not apply in the event that all Fees and Expenses due to HLB from Client are not timely paid.]

3. Scheduling Client understands that the product design services to be performed by HLB are unique, extremely complex and involve a great degree of Client/HLB interaction and discussion. The schedule for completion of the Services set forth in the Proposal is an estimate of the time required to complete the Services. The time actually required to complete the Services or any portion thereof will be subject to Client availability, timely delivery of information by Client to HLB, unforeseen design issues, design changes and modifications requested by Client pursuant to Change Orders and other matters which generally effect product design services. HLB shall properly staff all projects and will use its commercially reasonable efforts to meet all agreed upon schedules.

4. Change Orders In the event that Client requests any modifications to the Services, HLB shall prepare and deliver to Client a written summary describing such modifications and the changes in the Services necessary to effectuate such modifications (a “Change Order”). The Change Order will also set forth the additional Fees, if any, and an estimate of the revised schedule for completion of the Services as a result of such modifications to the Services. After receipt of a Client request, verbal or written, for modifications to the Services, HLB may elect not to continue or complete the Services until HLB receives a signed copy of the Change Order from Client and the schedule for completion of the Services shall be extended by the number of days elapsed between the receipt of the modification request from Client and HLB’s receipt of the signed Change Order. The execution of the Change Order by Client shall constitute authorization from Client to HLB to proceed with the Services as modified by the Change Order and Client’s consent to the increase or decrease in the Fees and revised schedule set forth in the Change Order.

5. Charges for External Resources To provide the Services HLB may use external resources to include travel companies; third party vendors with specialized knowledge or expertise; manufacturers or distributors of materials, parts and product/part modelers. Client shall pay charges for these external resources. HLB will notify the Client if charges for these services/items change due to a Change Order.  HLB shall have the right to require the Client to pay directly to the vendor any of these charges.

6. Invoices and Payments [Unless otherwise provided in the Proposal, at the end of every month and the completion of a phase, HLB shall issue an invoice to Client (an “Invoice”) for all work performed to date, plus all Charges for External Resources in connection with the Services during the period covered by such Invoice. Client shall pay to HLB the amount set forth in each Invoice within thirty (30) days of receipt of such Invoice. Any amount which is not paid when due shall bear interest at the rate of 1.5% per month or portion thereof from the date such amount became due through the date on which payment is received by HLB.  All payments shall be made to HLB at 345 North Canal Street, Chicago, Illinois 60606.]

Atossa Genetics, Inc – HLB – PR-10-48 (Rev B)
HLB Confidential

7. Inspections Client shall have the right, upon reasonable prior notice to HLB and during HLB’s normal business hours, to inspect and review HLB’s facilities and pertinent technical, project and financial records with respect to the Services; provided, however, that Client shall execute such confidentiality agreements as are required by HLB. All such inspections and reviews shall be subject to HLB’s security and safety requirements.

8. Termination Client or HLB may, by written 30 day advance notice to each other (a “Termination Notice”), terminate the Services at any time. No Termination Notice shall be effective until actual written receipt thereof by the non-terminating party. HLB shall cease performance of the Services as soon as is reasonably possible following the non-terminating party’s receipt of a Termination Notice. Following termination of the Services, HLB shall provide to Client an Invoice for all work performed through the termination date plus all Expenses in connection with the termination of the Services (collectively, the “Termination Payment”). HLB shall prepare a final Invoice with respect to the Termination Payment as soon as is practicable following its receipt or delivery of a Termination Notice. HLB will use reasonable efforts to minimize continuing charges and expenses associated with any termination of this Agreement and the Services; provided, however, that HLB shall have the right to disassemble, organize and return all materials and equipment in connection with the Services.

9. Technical Data Client shall promptly furnish to HLB all necessary technical and other data necessary to perform the Services. Client represents that it has the right to use all such information and hereby grants to HLB the right to use such information as contemplated by the Proposal. All reports, designs, information, inventions and materials (“Project Information”) developed for Client by HLB shall be the property of HLB until the completion or termination of the Services and payment in full of all amounts due to HLB, at which time, all Project Information shall be provided to and shall become the property of Client. HLB shall have the right to retain for its records copies of all such Project Information, data, drawings, specifications, reports, estimates, summaries, and other information and materials. HLB shall maintain as confidential all Project Information for a period of five (5) years following completion of the Services by HLB or termination of the Services by Client unless such Project Information: (i) was available to the public prior to the HLB’s receipt thereof, (ii) becomes available to the public following HLB’s receipt thereof through no fault of HLB, (iii) was in the possession of HLB prior to the date hereof, or (iv) has been developed by HLB as a result of activities carried out independently of the Services and without access to technical information made in connection with the Services.

10. Inventions/Patent Rights At Client’s cost and expense, HLB will perform all lawful and necessary acts, sign all patent, trademark and copyright applications, oaths, assignments and other papers necessary to apply for, obtain and assign to Client the Letters Patent trademarks and copyrights for any and all such inventions and discoveries. Client shall conduct and pay for all searches and other aspects of the patent, trademark or copyright application processes and the assignment thereof to Client and costs and expenses incident thereto (including attorneys’ fees and expenses).

11. Proprietary Technology In the event that the Services require use of proprietary technology (patents, confidential information or know-how) which belongs to HLB, then HLB will negotiate, under reasonable terms, a license to Client of the rights to such technology. Any use of HLB’s proprietary technology which is anticipated by HLB prior to the commencement of the Services shall be disclosed to Client prior to the commencement of the Services.

Atossa Genetics, Inc – HLB – PR-10-48 (Rev B)
HLB Confidential

12. Disclaimers HLB makes no representations or warranties (i) regarding the intellectual property rights of Client in any invention, discovery, design or product produced pursuant to the Services (collectively, the “Products”), (ii) regarding any actual or potential infringement of the Products on any intellectual property or other rights of any person or entity and (iii) regarding the prior development or current existence of any invention, discovery, design or product similar to the Products. HLB expressly disclaims all liability and responsibility regarding safety testing or warnings necessary or desirable in connection with any of the Products. HLB shall have no liability or responsibility to conduct any investigation or inquiry with respect to the foregoing; provided, however, that HLB shall disclose to Client all infringements upon the rights or patents of others and all violations of federal, state or local laws of which HLB has actual knowledge. HLB will make reasonable efforts to comply with any federal, state or local laws with respect to the Products.

13. Limits of Liability EXCEPT AS SET FORTH IN THIS AGREEMENT, HLB HEREBY DISCLAIMS ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE SERVICES AND/OR PRODUCTS, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND/OR TITLE AND, EXCEPT AS SET FORTH IN THIS AGREEMENT, THE SERVICES AND/OR PRODUCTS ARE PROVIDED “AS IS”. HLB will not be liable for any indirect, direct, special, or consequential losses or damages, including, without limitation, loss of business or lost profits, regardless of the form of action, whether in contract, tort or otherwise, and regardless of whether the cause of action arises from the Services and/or Products or any component thereof, or from performance by HLB under this Agreement or any action or failure to act by HLB. In no event shall HLB’s liability hereunder exceed the amount of Fees paid by Client to HLB pursuant to this Agreement.

14. Deliveries All deliveries from HLB to Client shall be F.O.B. shipping point and title and risk of loss with respect to such deliveries shall pass to Client at the shipping point.

15. Personnel Each of HLB and Client agrees that neither HLB nor Client, respectively, shall solicit or employ the employees of Client or HLB, respectively, during the performance of the Services and for a period of twelve (12) months following the completion of the Services.

16. Waiver Any waiver by any party of its rights under the Agreement shall be in writing and signed by the party waiving such right. The failure of either party to enforce any of the provisions of this Agreement or any rights in respect thereto, or to exercise any election herein provided, shall not waive such provisions, rights or elections or subsequent breaches thereof.

17. Force Majeure HLB shall not be liable for delays in or non-performance of the Services as a result of strikes, lockouts, fires, war conditions, accidents, foreign or domestic governmental controls or other actions, embargoes or other causes beyond such HLB’s control.

18. Relationship of Parties The relationship of the parties shall be that of independent contractors and not as partners or joint venturers. Each party is, and is intended to be, engaged in its own and entirely separate business.

19. Assignment/Benefit This Agreement and the rights and obligations in connection herewith and therewith to Client may only be assigned with the prior written consent of HLB. Any assignment in contravention hereof shall be null and void. This Agreement shall be binding upon and inure to the benefit of the parties and their respective representatives, successors and assigns.

Atossa Genetics, Inc – HLB – PR-10-48 (Rev B)
HLB Confidential

20. Notices All notices and other communications given hereunder shall be in writing and deemed to have been given when (i) personally delivered, (ii) one (1) business day after delivery to a nationally recognized overnight courier service for next business day delivery, (iii) upon the written confirmation of receipt following the transmission of a facsimile or (iv) three (3) days after being mailed by certified mail, postage prepaid, to the addresses of HLB or Client as set forth in the Proposal or to such other addresses as either party hereto may request by notice given as aforesaid.

21. Governing Law This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. In the event of any dispute, action or proceeding in connection with this Agreement, the Services or any documents, instruments or transactions in connection therewith, the non-prevailing party shall pay all costs and expenses (including reasonable attorneys’ and paralegals’ fees and expenses) incurred by the prevailing party in connection with such dispute, action or proceeding.

22. Jurisdiction and Venue HLB AND CLIENT IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS IN ANY WAY, MANNER OR RESPECT, ARISING OUT OF OR FROM OR RELATED TO THIS AGREEMENT, THE SERVICES OR ANY DOCUMENTS, INSTRUMENT OR TRANSACTION IN CONNECTION HEREWITH OR THEREWITH SHALL BE HEARD OR LITIGATED EXCLUSIVELY IN COURTS HAVING SITUS WITHIN THE CITY OF CHICAGO, COOK COUNTY, STATE OF ILLINOIS. HLB AND CLIENT CONSENT AND SUBMIT TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED WITHIN SAID CITY, COUNTY AND STATE AND IRREVOCABLY WAIVE ANY RIGHT TO TRANSFER OR CHANGE VENUE OF ANY SUCH ACTION OR PROCEEDING OR OBJECT TO THE
JURISDICTION OF ANY SUCH COURT OVER THE PARTIES HERETO.

23. Entire Agreement/Conflict This Agreement constitutes the entire agreement and understanding between the parties with respect to the Services and supersede all previous negotiations, agreements and representations between the parties, written or oral, all of which shall be deemed to be merged into this Agreement. In the event of any conflict between the terms of these Terms and Conditions and the Proposal, the terms of the Proposal shall govern.

Atossa Genetics, Inc – HLB – PR-10-48 (Rev B)
HLB Confidential